Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2006 EARNINGS

Highlights:
•	Sales for the full-year 2006 increased 10 percent over 2005.
•	Operating margin for the HTH water products business increased to 8.7 percent in 2006.
•	Fourth quarter 2006 results include a $23.5 million impairment charge related to the write-down of goodwill associated with the industrial coatings business.
•	For the full-year 2007, sales are expected to grow by three to five percent and earnings from continuing operations are expected to be in the $1.90 to $2.00 per share range.

NORWALK, Conn., February 12, 2007 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced full-year sales of $1,434.7 million in 2006, a 10 percent increase, compared to $1,305.1 million reported in 2005. Included in the 2006 operating results is $24.3 million of non-recurring items, or $1.00 per share, principally for an impairment charge ($23.5 million). Excluding these items, earnings per share from continuing operations grew to $1.61 on $39.2 million of income for 2006. Including these items, earnings per share from continuing operations were $0.61 for 2006 on $14.9 million of income.

Segment operating income was $78.2 million in 2006 compared to $80.2 million in 2005. Included in the 2005 segment operating income was a $10.2 million gain on the sale of the Planar Solutions joint venture. Excluding the gain on sale, segment operating income was $70.0 million in 2005.

“I am very pleased that Arch was able to again achieve significant increases in sales and earnings in 2006, despite substantially higher copper raw material costs which adversely impacted our wood protection results.  This is a testament to the value of Arch’s position as the most comprehensive supplier of biocides in the world and to our disciplined approach to managing our businesses,” said Arch Chairman, President and CEO Michael E. Campbell.  “In particular, our water products team achieved an outstanding turnaround in 2006, increasing its return on sales by 600 basis points.  We also benefited from record sales of our Omadine® biocide for antidandruff shampoos and from increased demand for our personal care intermediate products. 2007 looks like another good year for Arch. We expect earnings to grow in the range of another 20 percent.”

The following compares segment sales and operating income (loss) for the fourth quarters of 2006 and 2005 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products
Treatment Products reported sales of $250.8 million and operating income of $2.4 million compared with sales of $209.0 million and operating income of $1.1 million in 2005.

HTH Water Products
HTH water products reported sales of $80.9 million and an operating loss of $9.1 million for 2006 compared to sales of $63.3 million and an operating loss of $11.0 million for 2005.

Sales increased $17.6 million, or approximately 28 percent, principally due to higher volumes and favorable pricing. The increase in volumes was principally from the acquisition of the remaining 50 percent share of the Company’s Nordesclor water products joint venture ($11.6 million or approximately 18 percent). The favorable pricing was achieved in both branded and non-branded pool treatment products in the North American market.

Operating results improved $1.9 million, primarily as a result of the improved pricing in North America, favorable product mix and the positive contribution of the acquired business, partially offset by higher selling and administration costs.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $75.0 million and operating income of $13.3 million compared to sales and operating income of $65.4 million and $10.1 million, respectively, in 2005.

Sales increased $9.6 million, or approximately 15 percent, principally due to higher volumes and favorable foreign exchange. The higher volumes were attributable to record demand for biocides used in antidandruff products and for strong demand of personal care intermediate products.

Operating income increased $3.2 million. The higher sales volumes more than offset higher raw material costs and unfavorable foreign exchange. Included in the operating results for 2006 is the sale of rights to certain intellectual property of $1.2 million.

Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $94.9 million and an operating loss of $1.8 million compared to sales and operating income of $80.3 million and $2.0 million, respectively, in 2005.

Sales increased $14.6 million, or approximately 18 percent, due equally to higher volumes, improved pricing and favorable foreign exchange. The higher sales volumes are due to increased demand for industrial coatings, particularly in the Eastern European market, and to a lesser extent for Tanalith® E products used in residential applications in Europe. The improved pricing resulted from price increases to partially mitigate higher raw material costs for wood preservative products used in both residential and industrial applications in North America.

Operating results decreased $3.8 million over the prior year. The lower operating results in the wood protection business were primarily due to a $3.6 million charge from the early termination of a supply contract. Lower operating results in the industrial coatings business were due to higher raw material costs. Included within the operating results of 2006 are a pre-tax gain on the sale of excess land for the wood protection business of $0.8 million and a pre-tax gain of $1.2 million for the sale of an investment in an industrial coatings business.

Performance Products
Performance Products reported sales of $65.1 million and operating income of $7.1 million compared with sales and operating income of $69.3 million and $10.9 million, respectively, in 2005.

Performance urethanes sales decreased approximately 11 percent over the prior year due to lower volumes, partially offset by improved pricing. The lower volumes were due to the lower demand in the U.S. propylene glycol market. Operating income decreased $6.2 million. Included in the 2005 results is a pre-tax $5.8 million gain on the sale of excess land. Included in the 2006 operating income is a pre-tax gain on the sale of certain assets in Brazil of $0.4 million. Excluding these gains, operating income decreased $0.8 million as lower raw material costs and favorable manufacturing costs were more than offset by the lower sales volumes.

Hydrazine sales increased approximately 41 percent due primarily to facility fees from the new U.S. government contract and higher pricing for Ultra PureTM Hydrazine shipments. Operating income increased $2.4 million, primarily as a result of the increase in sales.

General Corporate Expenses
General corporate expenses increased $13.6 million. Included in 2005, was a $10.2 million gain on the sale of the Planar Solutions joint venture. Excluding the gain, general corporate expenses increased $3.4 million principally due to higher costs associated with the Company’s U.K. pension plans.

Other Items
During the fourth quarter of 2006, the Company recorded a non-cash goodwill impairment charge of $23.5 million, which reduced the carrying amount of goodwill related to the industrial coatings business.

Included in Other (gains) and losses in 2006 are pre-tax gains from the sale of excess land of $0.8 million, the sale of certain assets in Brazil of $0.4 million and $1.2 million from the sale of an investment in an industrial coatings business.

The full-year effective tax rate on income from continuing operations for 2006 and 2005 was 56.4 percent and 33.2 percent, respectively. The increase in 2006 is due to the non-deductible impairment charge of $23.5 million. Excluding the impairment charge, the effective tax rate was 33.4 percent, which is comparable to 2005.

2007 Outlook
The Company expects full year sales to increase by approximately three to five percent. Earnings per share from continuing operations are forecast to be in the $1.90 to $2.00 range. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be in the $40 to $45 million range. The increase from 2006 is principally due to the planned construction of a biocides plant in China to meet a strategic customer’s growing demand for biocides used in the antidandruff shampoo market. In addition, the Company plans to expand its U.S. biocides manufacturing capacity. The effective tax rate is estimated to be 34 percent. Excluded from the guidance above, the Company expects to record an estimated pre-tax gain of approximately $11 million, or approximately $0.30 per share, during the first half of 2007 for the final payment related to the completion of the Company’s storage contract with the U.S. government for its McIntosh, Alabama site.

The Company expects improved performance in 2007, led by a significant improvement in the operating margins in the wood protection business and continued improvement in the operating margins of the HTH water products business. The wood protection business is expected to benefit from increased pricing in North America and Europe for wood preservatives sold in both residential and industrial markets, favorable product mix and lower product sourcing costs. The HTH water products business is expected to continue on its profit improvement plan, with specific focus in 2007 on the European operations. Similar to the North American strategy, the improved performance in Europe will result from price increases, shedding marginally profitable business and lower operating costs. The HTH water products business is forecasting sales of approximately $500 million and operating margins are expected to be in the 10 to 11 percent range. The Company expects continued strong demand for biocides used in the antidandruff and building products markets to be offset by higher regulatory and raw material costs. Performance products results are expected to be lower due to the Venezuelan government’s discontinuance of a high-margin surfactant product line.

For the first quarter, the Company anticipates earnings per share from continuing operations to be in the $0.10 to $0.15 per share range.

“The upcoming year should be another one of improved performance, driven primarily by higher pricing and exciting new products in our wood protection business and further improvements in water products,” said Mr. Campbell.  “We also are well positioned to pursue profitable, global growth opportunities in our core biocides businesses.  In addition, our relentless focus on improving margins and maximizing cash generation will also help deliver enhanced shareholder value.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch
Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with approximately $1.4 billion in annual sales.  Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes.  The Company’s concentration is in water, hair and skin care products, pressure-treated wood, paints and coatings, building products and health and hygiene applications.  Arch Chemicals operates in two segments:  Treatment Products and Performance Products.  Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ fourth quarter 2006 earnings conference call on Monday, February 12, 2007 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 811-8824, passcode 3024693, in the United States, or (913) 981-4903, passcode 3024693, outside the United States.

•
A telephone replay will be available from 3:00 p.m. on Monday, February 12, 2007 until 6:00 p.m. (ET) on Monday, February 19, 2007. The replay number is (888) 203-1112, passcode 3024693; from outside the United States, please call (719) 457-0820, passcode 3024693.

###
Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; recession or lack of moderate growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or unfavorable tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; change in the Company’s stock price; and gains or losses on derivative instruments.

Arch Chemicals, Inc. Condensed Consolidated Statements of Income (a) (In millions, except per share amounts)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Sales	$315.9	$278.3	$1,434.7	$1,305.1
Cost of Goods Sold (b)	240.9	210.6	1,055.9	953.9
Selling and Administration	74.9	63.7	285.6	266.8
Research and Development	3.8	5.1	18.2	21.2
Other (Gains) and Losses (c)	(2.4)	(4.8)	(2.4)	(3.9)
Impairment (d)	23.5	0.9	23.5	0.9
Interest Expense, net	4.7	4.6	20.5	19.7
Income (Loss) from Continuing Operations Before Equity
in Earnings of Affiliated Companies and Taxes	(29.5)	(1.8)	33.4	46.5
Equity In Earnings of Affiliated Companies	0.2	11.3	0.8	13.1
Income Tax (Benefit) Expense	(1.2)	4.5	19.3	19.8
Income (Loss) from Continuing Operations Before
Cumulative Effect of Accounting Change	(28.1)	5.0	14.9	39.8
Income (Loss) from Discontinued Operations, net of tax (e)	(0.2)	(0.8)	(0.7)	(1.6)
Gain (Loss) on Sales of Discontinued Operations, net of tax (f)	-	(0.1)	-	2.8
Cumulative Effect of Accounting Change, net of tax	-	(0.5)	-	(0.5)
Net Income (Loss)	$(28.3)	$3.6	$14.2	$40.5

Basic Income (Loss) Per Share:
Continuing Operations Before Cumulative
Effect of Accounting Change	$(1.17)	$0.21	$0.62	$1.69
Income (Loss) from Discontinued Operations (e)	(0.01)	(0.04)	(0.03)	(0.07)
Gain (Loss) on Sales of Discontinued Operations (f)	-	-	-	0.12
Cumulative Effect of Accounting Change	-	(0.02)	-	(0.02)
Basic Income (Loss) Per Share	$(1.18)	$0.15	$0.59	$1.72

Diluted Income (Loss) Per Share:
Continuing Operations Before Cumulative
Effect of Accounting Change	$(1.17)	$0.21	$0.61	$1.67
Income (Loss) from Discontinued Operations (e)	(0.01)	(0.04)	(0.03)	(0.07)
Gain (Loss) on Sales of Discontinued Operations (f)	-	-	-	0.12
Cumulative Effect of Accounting Change	-	(0.02)	-	(0.02)
Diluted Income (Loss) Per Share	$(1.18)	$0.15	$0.58	$1.70

Weighted Average Common Stock Outstanding - Basic	24.1	23.6	24.0	23.6
Weighted Average Common Stock Outstanding - Diluted	24.1	23.8	24.3	23.8

(a)
Unaudited. The Company has revised the results for the three and twelve months ended December 31, 2005, by reclassifying the gain on sale of its Planar Solutions joint venture to equity in earnings of affiliated companies from other (gains) and losses.

(b)	The fourth quarter and year-to-date 2006 includes a charge of $3.6 million from an early termination of a supply contract for the Company's wood protection business.

(c)
The fourth quarter and year-to-date 2006 includes a pre-tax gain of $1.2 million from the sale of an investment in an industrial coatings business as well as a pre-tax gain of $0.8 million from the sale of excess land and a pre-tax gain on the sale of certain assets in Brazil of $0.4 million. The fourth quarter and year-to-date 2005 includes a pre-tax gain on the sale of excess land of $5.8 million as well as a charge of $1.0 million and $1.9 million, respectively, for penalties related to the Brazilian state import tax claim recorded in 2004.

(d)
Fourth quarter and year-to-date 2006 impairment relates to the write-down of goodwill for the industrial coatings business. Fourth quarter and year-to-date 2005 impairment relates to the write-down of land located in China that the Company transferred to the Chinese government for additional land.

(e)	Represents the results of operations of the CMS business, which is accounted for as an Asset Held For Sale.

(f)
Represents the recovery of £1.7 million (approximately $2.9 million) related to two outstanding notes from the sale of the Hickson organics Castleford operations that were previously reserved as of December 31, 2004 due to the significant uncertainty concerning the viability of the purchaser. The Company received the cash payment on July 19, 2005 for the principal and interest on these outstanding notes.

Arch Chemicals, Inc. Condensed Consolidated Statements of Income (a) (In millions, except per share amounts)
The following table reconciles income (loss) and diluted income (loss) per share from continuing operations before cumulative effect of accounting change to income (loss) and diluted income (loss) per share from continuing operations before cumulative effect of accounting change, impairment, charge for early termination of a supply contract and other (gains) and losses to provide comparability to the original guidance for both the three and twelve months ended December 31, 2006:

	Three Months		Twelve Months
	Ended December 31, 2006		Ended December 31, 2006

	Income (Loss)	EPS	Income (Loss)	EPS

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	$(28.1)	$(1.17)	$14.9	$0.61
Add: Impairment, net of tax	23.5	0.98	23.5	0.97
Add: Payment for early termination of a supply contract, net of tax	2.2	0.09	2.2	0.09
Less: Other (Gains) and Losses, net of tax	(1.4)	(0.06)	(1.4)	(0.06)

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change, Impairment, Early Termination of a Contract and Other (Gains) and Losses	$(3.8)	$(0.16)	$39.2	$1.61

The following table reconciles income (loss) and diluted income (loss) per share from continuing operations before cumulative effect of accounting change to income (loss) and diluted income (loss) per share from continuing operations before cumulative effect of accounting change, impairment and other (gains) and losses to provide comparability for both the three and twelve months ended December 31, 2005:

	Three Months		Twelve Months
	Ended December 31, 2005		Ended December 31, 2005

	Income (Loss)	EPS	Income	EPS

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	$5.0	$0.21	$39.8	$1.67
Add: Impairment, net of tax	0.9	0.04	0.9	0.04
Less: other gains, net of tax (1)	(9.1)	(0.38)	(8.5)	(0.36)
Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change, Impairment and Other (Gains) and Losses	$(3.2)	$(0.13)	$32.2	$1.35

(1)	Included in the other gains is the $10.2 million gain ($6.2 million after-tax) on sale of the Planar Solutions joint venture, which is included in equity in earnings of affiliated companies.

Arch Chemicals, Inc. Condensed Consolidated Balance Sheets (a) (In millions, except per share amounts)

December 31,	2006	2005

Assets:
Cash & Cash Equivalents	$82.4	$43.1
Accounts Receivable, Net (b)	143.9	133.1
Short-Term Investment (b)	72.5	68.4
Inventories, Net	182.4	172.0
Other Current Assets	29.6	34.7
Assets Held For Sale	0.3	8.3
Total Current Assets	511.1	459.6
Investments and Advances - Affiliated Companies at Equity	6.8	5.7
Property, Plant and Equipment, Net	193.2	191.4
Goodwill	202.9	211.5
Other Intangibles	153.6	140.7
Other Assets	82.0	59.9
Total Assets	$1,149.6	$1,068.8

Liabilities and Shareholders' Equity:

Short-Term Borrowings	$155.5	$12.0
Accounts Payable	183.6	174.6
Accrued Liabilities	91.3	88.9
Liabilities Associated with Assets Held For Sale	0.2	9.1
Total Current Liabilities	430.6	284.6
Long-Term Debt	62.4	217.8
Other Liabilities	290.4	201.4
Total Liabilities	783.4	703.8
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.1 Shares Issued and Outstanding (23.6 in 2005)	24.1	23.6
Additional Paid-in Capital	434.8	422.2
Retained Earnings	31.3	36.4
Accumulated Other Comprehensive Loss	(124.0)	(117.2)
Total Shareholders' Equity	366.2	365.0
Total Liabilities and Shareholders' Equity	$1,149.6	$1,068.8

(a) Unaudited. Certain reclasses have been made to prior-year data to conform to the 2006 presentation.

(b) The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables have been reflected as a short-term investment. As of December 31, 2006 and December 31, 2005, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc. Condensed Consolidated Statements of Cash Flows (a) (In millions)

Twelve Months Ended December 31,	2006	2005
Operating Activities:
Net Income	$14.2	$40.5
Adjustments to Reconcile Net Income to Net Cash
and Cash Equivalents Provided by (Used in) Operating
Activities:
(Income) Loss from Discontinued Operations	0.7	1.6
(Gain) Loss on Sale of Discontinued Operations	-	(2.8)
Cumulative Effect of Accounting Change	-	0.5
Other (Gains) and Losses	(2.4)	(3.9)
Equity in Earnings of Affiliates	(0.8)	(13.1)
Depreciation and Amortization	44.3	46.7
Deferred Taxes	9.7	7.9
Restructuring	-	-
Impairment	23.5	0.9
Restructuring Payments	(0.3)	(1.9)
Changes in Assets and Liabilities, Net of Purchase
and Sale of Businesses:
Accounts Receivable Securitization Program	-	-
Receivables	(9.2)	(18.0)
Inventories	(4.1)	(26.5)
Other Current Assets	2.3	(1.1)
Accounts Payable and Accrued Liabilities	(6.9)	4.8
Noncurrent Liabilities	11.5	(31.4)
Other Operating Activities	(0.1)	1.9
Net Operating Activities from Continuing Operations	82.4	6.1
Cash Flows of Discontinued Operations	(0.8)	-
Net Operating Activities	81.6	6.1
Investing Activities:
Capital Expenditures	(26.7)	(18.3)
Businesses Acquired in Purchase Transaction, Net of Cash Acquired	(2.9)	(19.1)
Proceeds from Sales of Businesses, net	1.2	8.8
Proceeds from Sales of Land and Property	2.3	6.0
Cash Flows of Discontinued Operations	-	0.3
Other Investing Activities	(3.1)	(2.3)
Net Investing Activities	(29.2)	(24.6)
Financing Activities:
Long-Term Debt Borrowings	40.0	119.3
Long-Term Debt Repayments	(49.6)	(111.6)
Short-Term Borrowings (Repayments)	(2.1)	1.2
Dividends Paid	(19.3)	(18.9)
Cash Flows of Discontinued Operations	-	-
Other Financing Activities	11.9	2.3
Net Financing Activities	(19.1)	(7.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	6.0	(5.3)
Net Increase (Decrease) in Cash and Cash Equivalents	39.3	(31.5)
Cash and Cash Equivalents, Beginning of Year	43.1	74.6
Cash and Cash Equivalents, End of Year	$82.4	$43.1

(a) Unaudited. The Company has revised the December 31, 2005 cash flow by reclassifying the gain on sale of its Planar Solutions joint venture to equity in earnings of affiliated companies from other (gains) and losses.

Arch Chemicals, Inc. Segment Information (a) (In millions)

	2006
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Sales:
Treatment Products:
- HTH Water Products	$99.4	$197.8	$118.5	$80.9	$496.6
- Personal Care and Industrial Biocides	66.4	75.5	71.8	75.0	288.7
- Wood Protection and Industrial Coatings	87.2	102.6	97.4	94.9	382.1
Total Treatment Products	253.0	375.9	287.7	250.8	1,167.4
Performance Products:
- Performance Urethanes	60.4	64.9	62.3	56.5	244.1
- Hydrazine	4.4	5.3	4.9	8.6	23.2
Total Performance Products	64.8	70.2	67.2	65.1	267.3
Total Sales	$317.8	$446.1	$354.9	$315.9	$1,434.7

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$4.8	$41.4	$5.9	$(9.1)	$43.0
- Personal Care and Industrial Biocides	11.3	11.6	10.5	13.3	46.7
- Wood Protection and Industrial Coatings (c)	1.4	1.0	1.2	(1.8)	1.8
Total Treatment Products	17.5	54.0	17.6	2.4	91.5
Performance Products:
- Performance Urethanes (d)	4.0	5.4	5.4	3.7	18.5
- Hydrazine	(0.2)	0.1	(0.5)	3.4	2.8
Total Performance Products	3.8	5.5	4.9	7.1	21.3
	21.3	59.5	22.5	9.5	112.8
General Corporate Expenses (i)	(6.9)	(9.8)	(7.3)	(10.6)	(34.6)
Total Segment Operating Income (Loss), including
Equity in Earnings of Affiliated Companies	14.4	49.7	15.2	(1.1)	78.2

Impairment (e)	-	-	-	(23.5)	(23.5)
Equity In Earnings of Affiliated Companies	(0.2)	(0.3)	(0.1)	(0.2)	(0.8)
Total Operating Income (Loss)	14.2	49.4	15.1	(24.8)	53.9
Interest Expense, net	(5.3)	(5.5)	(5.0)	(4.7)	(20.5)
Total Income (Loss) from Continuing Operations before
Equity in Earnings of Affiliated Companies, Taxes
and Cumulative Effect of Accounting Change	$8.9	$43.9	$10.1	$(29.5)	$33.4

	2005
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Sales:
Treatment Products:
- HTH Water Products	$90.8	$183.2	$95.8	$63.3	$433.1
- Personal Care and Industrial Biocides	69.8	70.6	66.9	65.4	272.7
- Wood Protection and Industrial Coatings	87.1	101.3	89.7	80.3	358.4
Total Treatment Products	247.7	355.1	252.4	209.0	1,064.2
Performance Products:
- Performance Urethanes	48.9	50.9	59.0	63.2	222.0
- Hydrazine	4.7	5.3	2.8	6.1	18.9
Total Performance Products	53.6	56.2	61.8	69.3	240.9
Total Sales	$301.3	$411.3	$314.2	$278.3	$1,305.1

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (f)	$0.4	$23.8	$(2.0)	$(11.0)	$11.2
- Personal Care and Industrial Biocides	12.7	11.1	11.7	10.1	45.6
- Wood Protection and Industrial Coatings	1.5	6.9	6.2	2.0	16.6
Total Treatment Products	14.6	41.8	15.9	1.1	73.4
Performance Products:
- Performance Urethanes (f, g)	1.1	3.4	5.4	9.9	19.8
- Hydrazine (f)	(0.7)	0.4	(1.5)	1.0	(0.8)
Total Performance Products	0.4	3.8	3.9	10.9	19.0
	15.0	45.6	19.8	12.0	92.4
General Corporate (Expenses) Income (h, i)	(5.1)	(5.6)	(4.5)	3.0	(12.2)
Total Segment Operating Income including
Equity in Earnings of Affiliated Companies	9.9	40.0	15.3	15.0	80.2

Impairment (e)	-	-	-	(0.9)	(0.9)
Equity In Earnings of Affiliated Companies (h)	(0.9)	0.3	(1.2)	(11.3)	(13.1)
Total Operating Income	9.0	40.3	14.1	2.8	66.2
Interest Expense, net	(4.4)	(5.8)	(4.9)	(4.6)	(19.7)
Total Income (Loss) from Continuing Operations before
Equity in Earnings of Affiliated Companies, Taxes and
Cumulative Effect of Accounting Change	$4.6	$34.5	$9.2	$(1.8)	$46.5

(a)	Unaudited.

(b)	Includes equity in earnings of affiliated companies.

(c)
Fourth quarter and year-to-date 2006 includes a $3.6 million charge for an early termination of a supply contract. In addition, fourth quarter and year-to-date 2006 includes a pre-tax gain of $1.2 million from the sale of an investment in an industrial coatings business and a $0.8 million pre-tax gain on the sale of excess land in the wood protection business.

(d)	Fourth quarter and year-to-date 2006 includes a pre-tax gain of $0.4 million from the sale of certain assets in Brazil.

(e)
Fourth quarter and year-to-date 2006 impairment relates to the write-down of goodwill for the industrial coatings business. Fourth quarter and year-to-date 2005 impairment expense relates to the write-down of land in China that the Company transferred to the Chinese government for additional land.

(f)
Third quarter 2005 includes an additional charge for a portion of penalties and interest related to the Brazilian state import tax claim of $0.2 million and $0.7 million for the water products and performance urethanes businesses, respectively. Fourth quarter 2005 includes an additional charge for a portion of penalties and interest related to the Brazilian state import claim of $0.2 million, $0.7 million and $0.1 million for the water products, performance urethanes and hydrazine businesses, respectively.

(g)	Fourth quarter and year-to-date 2005 includes a pre-tax gain on excess land of $5.8 million located in Brandenburg, Kentucky.

(h)	Fourth quarter and year-to-date 2005 includes a $10.2 million pre-tax gain on the sale of the Planar Solutions joint venture.

(i)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and the results of the Company's Planar Solutions joint venture until its sale.